GENERAL TERMS AND CONDITIONS
                          OF THE CUSTODIANSHIP SERVICE
                                      17F-5

This document sets out the general terms and conditions (the "CUSTODIANSHIP TERMS") in accordance with which CREDIT SUISSE FIRST BOSTON, whose registered office is at Uetlibergstrasse 231, 8045 Zurich, Switzerland ("CSFB"), will provide custodianship services to THE BAUPOST FUND, whose office is at 44 Brattle Street, Cambridge, Massachusetts 02238- 9125 (the "Customer"). Each of CSFB and the Customer agrees to be bound by these Custodianship Terms.

1.       APPOINTMENT OF CUSTODIAN

1.1 The Customer, subject to Rule 17f-5 of the Investment Company Act of 1940, as amended ("1940 ACT"), of the United States, hereby appoints CSFB as the custodian of the Property (as hereinafter defined) under the Custodianship Terms. The Custodianship Terms govern the provision of custodial services only by CSFB and its delegate CREDIT SUISSE FIRST BOSTON (Moscow) Ltd. ("CSFB MOSCOW") to the Customer. Any brokerage or other services provided will be governed by a separate agreement.

1.2 Wherever these Custodianship Terms refer to duties, acts, obligations and the like including the opening of accounts at CSFB, CSFB is allowed to delegate these duties, acts, obligations and the like to its subsidiary CSFB Moscow. However, CSFB shall remain fully liable to the Customer for all acts and omissions of CSFB-Moscow to the same extent as if CSFB itself had acted or failed to act.

1.3 To the extent that CSFB delegates to CSFB Moscow its duties, acts, obligations and the like under these Custodianship Terms, CSFB Moscow shall be subject to all the terms and conditions of the Custodianship Terms.

1.4 Upon the Customer's written request, CSFB shall open on its books in the name of the Customer one or more custody accounts ("the CUSTODY ACCOUNT") recording any shares, stocks, debentures, bonds, securities or other property (including evidence of securities or title thereto and all rights in respect thereof) issued by any entity located within the Russian Federation ("RUSSIA") and deposited or transferred by or on behalf of the Customer to CSFB, or a Sub-Custodian (as hereinafter defined), or collected by CSFB or a Sub-Custodian for the account of the Customer ("THE SECURITIES"). Any cash in any currency received by CSFB or any Sub-Custodian on behalf of the Customer ("CASH") will be recorded in the books of CSFB (such records being "THE CASH BALANCE"). The Securities and the Cash together shall be "THE PROPERTY."


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1.5      CSFB may refuse to accept (in whole or in part) any proposed  Property, provided that CSFB shall promptly notify the Customer of such refusal and the reason therefor.


2.       ARRANGEMENTS FOR CUSTODY OF SECURITIES AND CASH PAYMENTS

2.1 The Customer will deliver the Securities to CSFB or as CSFB may direct at the Customer's expense and risk, in the manner, and accompanied by such documents, as CSFB may require.

2.2 CSFB and CSFB Moscow will identify in their books that the Property belongs to the Customer (unless otherwise agreed with the Customer) and CSFB will require Sub- Custodians to identify in their books that the Property (together with securities of other customers of CSFB) belongs to the customers of CSFB.

2.3 The Customer's redelivery or transfer rights with respect to the Securities are not in specie but rather with respect to securities of the same number, class, denomination and issue as those originally deposited or acquired with or by CSFB or a Sub-Custodian. Redelivery or transfer shall be at the expense of the Customer.

2.4 Beneficial ownership of the Property in the Custody Accounts shall be freely transferable without payment of money or value to CSFB, the Sub-Custodian or CSFB Moscow other than for safe custody and administration and always subject to these Custodianship Terms.

2.5 CSFB shall not exercise any voting rights in respect of Securities held by it pursuant to these Custodianship Terms, unless specifically instructed to do so in writing by the Customer.

2.6 The holdings of Securities by CSFB or a Sub-Custodian will be subject to applicable laws, regulations and practices as the same may change from time to time ("REGULATIONS"). To the extent that Regulations conflict with the terms hereof, the former shall prevail. CSFB may take or omit to take any action it considers in its reasonable discretion fit in order to seek to ensure compliance with any Regulations and CSFB shall not be liable in respect thereof except to the extent it would be liable under Section 8.1.

2.7 Securities shall be registered in the name of CSFB Moscow in nominee, or in such a name as the Customer may from time to time instruct in writing.

2.8 No acknowledgments provided by CSFB to the Customer for Property will constitute documents of title or be transferable or capable of being pledged or otherwise charged.


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2.9      CSFB at all times  reserves  the right to reverse  any  provisional  or erroneous entries to the Custody Account or Cash Balance with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made. CSFB shall not be liable for any loss the Customer might incur from this reversement except to the extent it would be liable under Section 8.1.

2.10 Payment for any Securities shall not be made by CSFB prior to the issuance and receipt of the respective "share extract" relating to such Securities. A "share extract" shall mean an extract of its share registration books issued by a registration company. Delivery of Securities may be made in accordance with the customary or established securities trading or securities processing practices and procedures in Russia. Delivery of Securities may also be made in any manner specifically required by Instructions from the Customer acceptable to CSFB Moscow. The Customer shall promptly supply such transaction and settlement information as may be requested by CSFB Moscow or CSFB in connection with particular transactions.


3.       USE OF SUB-CUSTODIANS OR AGENTS

3.1 CSFB may from time to time delegate to any other securities depository or clearing agency ("SUB-CUSTODIANS") any of its duties under the Custodianship Terms including (without limitation) the safekeeping of the Property and Sub-Custodians may hold the Property on such terms and conditions as the Sub-Custodians may require, provided the Customer has given its prior written approval to such delegation. The Customer has accepted Vneshtorgbank RF ("VTB") as Sub-Custodian for Russian Ministry of Finance bonds.

3.2 The rights of CSFB against Sub-Custodians to which it delegates safekeeping of the Property may consist only of a contractual claim. The Customer acknowledges that neither CSFB nor CSFB Moscow can be held liable for acts or omissions of VTB and that VTB is used at the entire risk of the Customer.

3.3 CSFB Moscow is authorized in its discretion to use agents in connection with performing nights and obligations under these Custodianship Terms. Where CSFB Moscow uses an agent to perform share registration and share confirmation functions, such as the Depository Cleaning Corporation, CSFB shall be liable for losses, damages or costs to the extent it would have been liable if it had performed such services itself. CSFB is not liable for the acts and omissions of the registrar, and cannot guarantee or otherwise assure that a registrar will perform its duties or that no loss due to a registrar's conduct will occur.


4.       INSTRUCTIONS

4.1 CSFB may rely on any instructions, commitments, notices or requests ("INSTRUCTIONS") of any person who in the reasonable belief of CSFB is a person designated or authorized by the Customer to give such Instructions. CSFB may accept and act without further enquiry upon any such Instruction which is given, or which in the reasonable belief of CSFB is given, by or on behalf of the Customer. Instructions must be in writing and may be given by letter, SWIFT or tested telex (or such other method as may be agreed by CSFB and the Customer).

4.2 Instructions shall continue in full force and effect until canceled or superseded.

4.3 If any Instructions are received by CSFB by telephone the Customer shall confirm such Instructions before the close of business on the same day by an alternative method of giving Instructions acceptable to CSFB. CSFB shall be authorized to follow such Instructions notwithstanding failure so to confirm.

4.4 CSFB may treat any apparent Instructions as new Instructions unless they are in the reasonable belief of CSFB confirmations of earlier Instructions.

4.5 The Customer shall be responsible for safeguarding any testkeys, identification codes or other security devices which CSFB may make available to the Customer.

4.6 It will be the responsibility of the Customer to assess the degree of security applicable to Instructions.

4.7 CSFB may in its reasonable discretion (but shall be under no duty to) refuse to act on Instructions which are not given in the form customarily used by the Customer and/or which are not in writing.

4.8 If any Instructions are incomplete, unclear, ambiguous, and/or in conflict with other Instructions CSFB will request clarification from the Customer and may refuse to act on such Instructions until any incompleteness, unclarity, ambiguity or conflict has been resolved to its satisfaction.

4.9 Instructions shall be carried out subject to Regulations and the rules, operating procedures and market practice of any relevant stock exchange, clearing house, settlement system, Sub-Custodian or market ("RULES"). CSFB may refuse to carry out Instructions if in CSFB's reasonable opinion they are contrary to any Rules or any applicable law, or other regulatory or fiscal requirements and shall be entitled in its reasonable discretion to amend Instructions so that they comply with applicable Rules, and such amendments will be confirmed with Customer prior to execution.

4.10 Any Instructions (notwithstanding any error in the transmission thereof or that such Instructions may not be genuine) shall, as against the Customer and in favour of CSFB, be conclusively deemed to be valid Instructions from the Customer to CSFB if reasonably believed by CSFB to be genuine, provided, however, that CSFB may in its discretion decline to act upon any Instructions where CSFB has reasonable grounds for concluding that the same have not been accurately transmitted or are not genuine. The Customer is responsible for any loss, claim or expense incurred by CSFB for following or attempting to follow Instructions from it, except to the extent that such loss, claim or expense is caused by the negligence or malfeasance of CSFB.

4.11 CSFB shall be under no duty to challenge or make any enquiries concerning valid Instructions unless CSFB should have a reasonable belief that such Instructions are not valid.

4.12 CSFB may in its absolute discretion record telephone conversations with the Customer or the Customer's agents. CSFB's records of telephone conversations with the Customer or its agents shall be evidence of all instructions, commitments, notices or requests and such records shall be the sole property of CSFB. The Customer will be given access to such tapes, if necessary to resolve issues.


5.       ACTIONS NOT REQUIRING INSTRUCTIONS

5.1 In the absence of contrary Instructions, CSFB is authorized but not required by the Customer to carry out the actions specified in this Clause 5 relating to the Property without Instructions.

5.2 To use reasonable endeavours to collect and receive, for the account of the Customer, all payments (whether income or capital) and distributions in respect of the Property, and to take any action necessary and proper in connection with the same including (without limitation) the presentation of coupons and other interest items and the endorsement for collection of cheques, drafts and other negotiable instruments and the deduction or withholding of any sum on account of any tax required or which in its view is required to be so deducted or withheld by law or practice of any relevant revenue authority of any jurisdiction, subject to the following:

         (i) CSFB will not provide tax vouchers or tax reclamation services unless agreed otherwise in writing with the Customer;

         (ii) the Customer shall be responsible for all filings, tax returns and reports on any transactions undertaken or settled pursuant to the Custodianship Terms which must be made to any relevant authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including without limitations any value added tax), imposts, levies or duties, or any other liability or payment arising out of or in connection with the Property;

         (iii) CSFB will pass on to the Customer information in respect of dividends and other income payments, upon receipt by CSFB of such information. CSFB shall not be liable for failure to pass on any information not actually received by it;

         (iv) unless instructed otherwise, CSFB shall have no obligation to convert any monies received into any currency, but may in its reasonable discretion convert into U.S. Dollars;

         (v) the Customer shall bear all expenses and risk incidental to collection and any currency conversion effected under Clause
                  5.2 (iv) of the Custodianship Terms.


5.3 To execute in the name of the Customer such ownership and other certificates as may be required to obtain payment in respect of the Securities.

5.4 To exchange interim or temporary documents of title to Securities for definitive ones.

5.5 To accept and open all communications directed to the Customer and at the address of CSFB or a Sub-Custodian.

5.6 To perform and carry out on the Customer's behalf or otherwise all acts which, in the opinion of CSFB or a Sub-Custodian, are requisite or
         desirable  to  enable  CSFB  or  a   Sub-Custodian   to  implement  any
         Instructions or otherwise to perform CSFB's duties under the Custodianship Terms.


6.       SCOPE OF CSFB'S RESPONSIBILITY

6.1 CSFB shall be under no duty to take or omit to take any action with respect to the Property or otherwise except in accordance with the Custodianship Terms.

6.2 CSFB will use reasonable care in performing its obligations under the Custodianship Terms and CSFB will look after the Property with the same degree of care as that with which it looks after its own assets.

6.3 CSFB shall maintain adequate policies of insurance covering any loss or damage to the Property while under its possession or control. CSFB will ensure that CSFB Moscow maintains equivalent insurance. Such insurance will not, in any event, be less comprehensive than such coverage as may be customary for first class banks engaged in the business of acting as custodian of securities in Zurich.

6.4 Provided it receives the requisite information, CSFB will notify the Customer of all calls for redemption, grants or expirations of conversion rights, grants or expirations of subscription rights, mergers, offers, consolidations, reorganizations and capitalizations or such other corporate actions or any other administrative or supervisory matters affecting the Securities and will inform the Customer of notices, proxy forms and other documents provided by the issuer upon receipt by CSFB, and the following provisions shall apply in respect of such corporate actions:

         (i) CSFB will use reasonable efforts to seek and act on Instructions relating to such corporate actions. In circumstances where CSFB is not able on that basis to receive Instructions, no action will be taken. CSFB will not be liable for any losses incurred in these circumstances;

         (ii) notices relating to such corporate actions sent to the Customer may have been obtained from sources which CSFB does not control and may have been translated or summarized. CSFB has no duty to verify the information contained in such notices nor the accuracy of any translation or summary and therefore cannot guarantee its accuracy or completeness, unless CSFB or its agent has translated such information.

6.5 CSFB is not acting under the Custodianship Terms as manager or investment adviser to the Customer, and responsibility for the selection, acquisition and disposal of the Property remains with the Customer at all times.

6.6 CSFB will treat the Customer alone as the Customer for the purposes of the Custodianship Terms.


7.       SECURITIES AND EXCHANGE COMMISSION REQUIREMENTS

7.1 CSFB represents and agrees that the custodian arrangements for Russia contemplated hereby do and will conform in all material respects to those described in the response of the Securities and Exchange Commission's Office of Chief Counsel of the Division of Investment Management, dated April 18, 1995, in respect of the Templeton Russia Fund, Inc. (SEC Ref. no. 95-151-CC, File no. 811-8788) providing "no-action" relief under ss. 17(f) of the 1940 Act and SEC Rule 17f-5 thereunder, in connection with custody of such Templeton Russia Fund, Inc.'s investments registered in Securities (the "No-Action Letter").

7.2 CSFB will advise the Customer (and will promptly update such advice from time to time as changes occur) of those registrar companies providing share registration services to an issuer of Securities (a "Registrar Company") with which CSFB Moscow has entered into a contract (a "Registrar Contract"). CSFB shall cause CSFB Moscow to monitor each Registrar Company and to promptly advise the Customer when CSFB Moscow has actual knowledge of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action letter with respect to a Registrar Company that serves in that capacity for any issuer the shares of which are held by the Customer.

7.3 Where the Customer is considering investing in the Securities of an issuer as to which CSFB Moscow does not have a Registrar Contract with the issuer's Registrar Company, the Customer may request that CSFB ask that CSFB Moscow consider whether it would be willing to attempt to enter into such a Registrar Contract and to advise the Customer of its willingness to do so. Where CSFB Moscow has agreed to make such an attempt, CSFB will advise the Customer of the occurrence of any one or more of the events described in paragraphs (i)-(iv) on pps. 8-9 of the No-Action Letter of which CSFB Moscow has actual knowledge.

7.4 Where the Customer is considering investing in the Securities of an issuer as to which CSFB Moscow has a Registrar Contract with the issuer's Registrar Company, the Customer may advise CSFB Moscow of its interest in investing in such issuer and in such event. CFSB will advise the Customer of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter of which CSFB Moscow has actual knowledge.

7.5 The Customer acknowledges that CSFB Moscow may not be able in given cases and despite its reasonable efforts, to obtain a Share Extract from a Registrar Company and CSFB Moscow shall not be liable in any such event including with respect to any losses resulting from such failure.

7.6 For at least the first two years following CSFB Moscow's first use of a Registrar Company, CSFB shall cause CSFB Moscow to conduct share confirmations on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis if the Customer, in consultation with CSFB Moscow, determines it to be appropriate.

7.7 CFSB shall cause CSFB Moscow to prepare for distribution to the Customer a quarterly report identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of the Customer, and (ii) the steps CSFB Moscow has taken during the reporting period to ensure that the Customer's interests continue to be appropriately recorded.


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8.       LIMITATIONS OF LIABILITY

8.1 CSFB shall only be liable to the Customer for any expense, loss or damage suffered by or occasioned to the Customer to the extent that CSFB has been negligent in the performance, or is in default, of its duties under the Custodianship Terms, however, in no event shall CSFB be liable for any special or consequential damages, even if CSFB has been advised of the possibility of such damages.

8.2 Subject to section 8.1 hereof, CSFB shall not be liable to the Customer for any expense, loss or damage suffered by or occasioned to the Customer by:

         (i) reliance by the Customer on any notices sent by CSFB in accordance with Clause 6.4 hereof; or

         (ii) the collection or deposit or crediting to the Custody Account of invalid, fraudulent or forged securities or any entry in the Custody Account or Cash Balance which may be made in connection therewith; or

         (iii) delay arising while CSFB obtains clarification of unclear Instructions in accordance with Clause 4.8 hereof; or

         (iv) CSFB acting on what it in good faith believes to be valid Instructions or in relation to notices, requests, waivers, consents, receipts, corporate actions or other documents which CSFB in good faith believes to be genuine; or

         (v) effecting delivery or payment against an expectation of receipt, except where such delivery or payment is contrary to Instructions or local relevant market practice; or

         (vi) acts, decisions, orders and the like of Russian authorities, ministries or the National Bank.

8.3 Subject to section 8.1, for the avoidance of doubt CSFB accepts no liability whatsoever for any expense, loss or damage suffered by or occasioned to the Customer resulting from the general risks of investment in or the holding of assets in Russia including, but not limited to, losses arising from nationalization, expropriation or other governmental actions, regulation of the banking or securities industries including changes in market rules, currency restrictions, devaluations or fluctuations, and market conditions affecting the execution or settlement of transactions or the value of assets or delays in registration or failure to register securities or delays in or failures to repatriate income or principal arising from the Property.

8.4 CSFB shall not be liable to the Customer for any partial or non-performance of its obligations hereunder by reason of any cause beyond CSFB's control, including without limitation, any breakdown or failure of transmission, communication or computer facilities, industrial action, acts or regulations of any governmental or supranational bodies and the failure of any relevant correspondent or other agent of CSFB, Sub-Custodian (other than CSFB Moscow or any other affiliate of CSFB), dealer, exchange, clearing house or regulatory or self-regulatory organization for any reason to perform its obligations.

8.5 CSFB shall not be liable for the acts and defaults or insolvency of any Sub-Custodian such as VTB, other than CSFB Moscow, nor for any expense, loss or damage suffered by or occasioned to the Customer in connection therewith in the absence of negligence or default by CSFB in the initial selection of any Sub-Custodian.


9.       STATEMENTS; AUDITING

9.1 CSFB will prepare and provide to the Customer periodic statements of account providing details of the Property at such intervals as agreed with the Customer ("STATEMENTS").

9.2 The Customer will examine each Statement promptly upon receipt and will promptly notify CSFB of any errors or discrepancies therein. The Customer agrees with CSFB that, unless the Customer delivers written objections to any matters contained in any Statement within 30 days from the date of such Statement, such Statement shall be deemed correct and the Customer shall be deemed conclusively to have accepted its contents as true and accurate in all respects.

9.3 CSFB shall permit officers of the Customer or a mutually acceptable Swiss auditing firm to have access to all books and records kept by CSFB in connection with the Customer's Property at a time agreed upon by the parties concerned. The consent of CSFB to a Swiss auditing firm chosen by the Customer shall not be unreasonably denied.


10.      FEES AND EXPENSES

10.1 Without prejudice to any of its liabilities and obligations under the Custodianship Terms the Customer will pay to CSFB fees for CSFB's services under the Custodianship Terms and transaction charges together with all costs, charges and expenses of CSFB incurred in connection with the Securities, or arising out of the Custodianship Terms or the performance of CSFB's obligations hereunder, on the basis of a full (after-tax) indemnity including but not limited to legal fees incurred with the approval of the Customer (together with any Value Added Tax chargeable in respect thereof) (together "FEES"), at the rates set out in the Schedule to the Custodianship Terms.

10.2 Fees will become due and payable as agreed between the Parties in writing.

10.3 The Fees and transaction charges payable hereunder may be varied from time to time by prior written agreement of CSFB and the Customer.

10.4 The Customer hereby irrevocably and unconditionally agrees on demand to indemnify, and keep fully and effectively indemnified on an after-tax basis CSFB for all costs, charges and expenses mentioned in 10.1 and any tax for which CSFB is or may be liable or accountable in connection with the Securities, the Custodianship Terms or the performance of CSFB's obligations hereunder (including without limitation the purchase and/or sale of securities, the collection and/or realization of coupons, dividends, interest or other payment, the receipt of or entitlement to receive any income) PROVIDED THAT this indemnity shall not extend to tax on or attributable to the Fees. "TAX" for this purpose means all present and future taxes, levies, imposts or duties (including without prejudice value added taxes and stamp duties) whatsoever and wheresoever imposed except such as may arise from its negligence or default.

         This indemnification is always subject to CSFB not having been negligent in its performance and CSFB not being in default of its duties.


11.      INTEREST, LIABILITY AND PAYMENTS

11.1 Without prejudice to Clause 10 hereof and to the extent permitted by applicable law, if any sum of money payable to CSFB hereunder is not paid when due, interest shall accrue upon such unpaid sum as a separate debt at the rate of 1 per cent per annum over average rates quoted for an overnight deposit in the London Interbank Market for the currency in which such sums are due on a 365 day year basis, for the actual number of days during the period from and including the date on which payment was due but excluding the date of payment.

11.2 Any indebtedness or liability incurred by the Customer to CSFB shall, in the absence of express written agreement by CSFB to the contrary, be due and payable on demand.

11.3 Any payment due from the Customer shall be made promptly in freely transferable, cleared and immediately available funds without deduction (whether in respect of set-off, counter-claim, taxation or otherwise). If the Customer is obliged by any applicable law to make such deduction, the Customer shall pay to CSFB such amount which after deduction shall ensure that the net amount actually received by CSFB will equal the full amount which would have been received by it had no such deduction been required.

11.4 The Customer shall bear all costs and risks of payment and delivery by or to the Customer or its order, whether upon settlement of any transaction, termination of the Custodianship Terms or otherwise, including all applicable contract, market, registrar, clearing house or clearing firm fees or changes with the exception of deliveries of Securities from the vaults of CSFB Moscow to another person. For these deliveries CSFB Moscow shall bear the risks.


12.      LIEN

12.1 The Securities in the Custody Accounts shall not be subject by virtue of these Custodianship Terms to any right, charges, security interest, lien or claim of any kind (collectively "Charges") in favor of CSFB or any Sub-Custodian or any creditor of CSFB or of the Sub-Custodian except a claim for payment by CSFB for safe custody or administration fees in accordance with these Custodianship Terms.

12.2 CSFB's rights under this Clause 12 will not prejudice any other rights which CSFB may have hereunder, or, apart from the Custodianship Terms, in respect of any indebtedness or obligations of the Customer to CSFB.


13.      REPRESENTATIONS AND WARRANTIES OF THE CUSTOMER

13.1     The Customer hereby represents and warrants to CSFB that:

         (i) it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

         (ii) the Custodianship Terms constitute its legal, valid and binding obligation, enforceable in accordance with its terms;

         (iii) it has full power and authority to enter into and implement the Custodianship Terms in respect of any Securities and CSFB may deal only with the Customer, or its authorized persons if such authorization has been communicated to CSFB;

         (iv) neither the signing, delivery or performance of the Custodianship Terms nor any Instructions does or will contravene or constitute a default under, or cause to be exceeded, any of the following, namely:

                  (a) any law by which the Customer or any of its assets is bound or affected;

                  (b) rights of any third parties in respect of the Customer or the Property;

                  (c) any agreement to which the Customer is a party or by which any of its assets are bound; and

         (v) it has not relied on any representations made by or on behalf of CSFB, with the exception of the representations made by CSFB under these Custodianship Terms.

13.2     Without  prejudice  to  the  generality  of  the   representations  and
         warranties given in Clause 13.1, the Customer further represents and warrants to CSFB that:-

         (i) the Customer has read and understood the particular risks involved in investing in Russian securities arising from the particular operational problems encountered in securities markets in Russia and the nature of the custody arrangements in Russia, as set out in Clause 17;

         (ii) the Customer has full power and capacity under its constitutive documents to agree that Russian securities are to be held by a custodian in accordance with the Custodianship Terms;

         (iii) the agreement to the holding of Russian securities on behalf of the Customer and the undertaking and performance of the obligations relating thereto will not conflict with, or result in a breach of or default under, any laws or regulations applying to the Customer or any agreement or instrument to which it is a party or by which it is bound which could otherwise limit or restrict the activities of the Customer in this area including but not limited to any obligations which may arise under any trust or fiduciary arrangements.

13.3 The representations and warranties set out in Clauses 13.1 and 13.2 shall survive the signing and delivery of the Custodianship Terms.


14.      REPRESENTATIONS AND WARRANTIES OF CSFB

         CSFB hereby represents and warrants that

         - it is a bank duly incorporated and organized under the laws of Switzerland,

         - it is regulated as such by the Swiss Banking Commission, an agency of the Government of Switzerland,

         - it has shareholders' equity substantially in excess of US $200'000'000.--,

         - CSFB Moscow is a banking institution organized under the laws of Russia, is regulated as such by the Central Bank of Russia, an agency of the Government of the Russian Federation and is the subject of an Exemptive Order issued by the United States Securities and Exchange Commission with respect to such shareholder equity requirement under 17 C.F.R. Part 270, 17f-5, (the "Rule").

         - these Custodianship Terms have been duly authorized, executed and delivered on its behalf and constitute the legal, valid and binding obligation of CSFB, and

         - the execution, delivery and performance of this Agreement by CSFB do not violate Swiss laws or regulations and do not require the consent of any governmental or other regulatory body, and the terms of these Custodianship Terms are consistent with the Rule (including the exemption described above).

                  The representations and warranties set out in these Clauses shall survive the signing and delivery of the Custodianship Terms.


15.      UNDERTAKINGS

         The Customer  undertakes that during the currency of the  Custodianship
         Terms:

15.1 the Customer will observe and comply with the terms of all relevant approvals, authorisations, consents (including without limitation any exchange control consents), licences and exemptions and will promptly obtain any other approvals, authorisations, consents, licences and exceptions which may be or become necessary or desirable to enable the Customer to comply with any of the provisions of the Custodianship Terms or to ensure the validity and enforceability of the liabilities of the Customer or the rights of CSFB under the Custodianship Terms.

15.2 the Customer will promptly notify CSFB of any sale of, or other transactions in or relating to, the Securities.


16.      CONFIDENTIALITY

16.1 Subject as follows, CSFB and the Customer will at all times respect and protect the confidentiality of the Custodianship Terms and will not disclose to any other person any information acquired as a result of or pursuant to the Custodianship Terms unless in each case required to do so by law, a regulatory authority or an order of court or as authorised by the other.

16.2 The Customer and CSFB agree that such information may be disclosed by either if either is required to do so by any applicable law, statute or other regulation of or by any court order or similar process enforceable in any relevant jurisdiction and if required to do so by any fiscal body or regulatory body or self-regulatory organisation (whether of a governmental nature or otherwise) in any relevant jurisdiction or if required to do so by market or registration practice in any relevant jurisdiction or in the circumstances described in Clause 19.4. Either party further agrees to provide the other with any information (concerning itself or its principals or beneficiaries) needed by the other to comply with any of the above requirements.

16.3 The Customer and CSFB further agree that such information may be disclosed to the extent necessary to and amongst their associates and persons otherwise connected with them.


17.      RISKS

17.1 Special risks are associated with investment in securities markets in Russia. These include (but are not limited to) the lack of a developed legislative or regulatory infrastructure, and a high measure of legal uncertainty concerning the rights and duties of market participants. The Customer agrees that before making any such investment it will independently satisfy itself that it understands those risks and that such investment is suitable for it. By providing a custodial service in respect of Russian securities, CSFB does not represent that such Securities are a suitable investment for the Customer.

17.2 Level of Service. Because of conditions in the markets in Russia, CSFB is not able to offer the level of service in the safekeeping, settlement and administration of securities that is customary in more developed markets. The Customer's particular attention is drawn to the following points.

17.3 Beneficial Ownership. Although Russian Law recognises the concept of nominee, it is not entirely clear that nominees will benefit from the custodial arrangements that the Customer will enter into in respect of the Russian securities. Therefore there is some risk that, as a matter of Russian law, the Customer will not be recognises as the owner of Russian securities CSFB holds on his behalf and which are registered in the name of a Sub-Custodian.

17.4 Share Settlement. In general under Russian law, a transferee of shares has no proprietary rights in respect of such shares until its name appears on the register of members of the issuer, and the short selling of securities is prohibited. For these reasons, the value date for shares transferred into the Customer's account with a Sub-custodian will be the date on which the Sub-custodian confirms the registration to the Customer except as otherwise provided herein. Before the registration date the Customer will not be entitled to sell such shares, or vote, receive dividends or exercise or enjoy any other right or entitlement in respect of them.

         CSFB will use reasonable efforts in ensuring that registration takes place on a timely basis. However, law and practice relating to corporate registration are not well developed in Russia and registration delays, and even failures to register, can occur. In the event of nonregistration CSFB will use reasonable efforts to limit the Customer's losses but will not otherwise be liable to the Customer.

         Due registration of securities acquired by the Customer may in certain circumstances be conditional on disclosure by CSFB to the registrar or other appropriate person of the ultimate beneficial owner of the securities. The Customer authorises CSFB to disclose its identity (or that of its principal, if any) whenever such disclosure is necessary or convenient in order to effectuate the transfer of Russian securities, and further agrees to provide such additional information as may be requested by CSFB for the purpose of settling transactions in Russian securities for the accounts of the Customer.

17.5 Cash Remittance. The banking system in Russia is not well developed and considerable delays (beyond the control of CSFB) may occur in the transfer of funds within Russia, the conversion of roubles into other currencies and the remittance of monies out of Russia. CSFB will use its best efforts in collecting dividends, proceeds of sale, redemption monies and other cash sums associated with the Property ("MONIES") on the Customer's behalf, and in remitting such monies to the Customer. However, significant delays may occur (causing currency exchange loss) and some Monies may not be received by CSFB, unless CSFB has been negligent or acted in default.

17.6 Forged Securities. A quantity of forged securities are in circulation in Russian markets. CSFB shall use its best efforts to check whether Securities which it holds in its own vaults include forged securities, and shall try to reject them in order to obtain good deliveries. The risk is borne by the Customer and not by CSFB, unless CSFB has been negligent in its performance or acted in default of its duties.

17.7 Reconciliations. Because of conditions in securities markets in Russia, it may be difficult for CSFB to reconcile the Custody Account with the records of issuers on a reliable and timely basis.

17.8 Taxation Risks. The taxation risks of investing in Russia can be substantial. There is a risk that effecting transactions in Russian securities will require registration with the Russian tax authorities and could subject the investor to liability for imputed Russian income. In addition, obtaining the benefits of any relevant tax treaties can be extremely difficult due to the documentary requirements imposed by the Russian authorities. Further, the taxation system in Russia is at an early stage of development and is subject to varying interpretations, frequent changes and inconsistent enforcement at the federal, regional and local levels. In certain instances, new taxes have been given retroactive effect.


18.      ASSIGNMENT

         The rights and obligations of the parties under the Custodianship Terms shall not be assigned, charged or otherwise dealt with by either party without the prior written consent of the other party. Subject to the foregoing, the Custodianship Terms shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

19.      TERMINATION

19.1 Either of the parties hereto may terminate the Custodianship Terms on giving not less than 60 days written notice to the other party. Termination shall be without prejudice to the completion of transactions already initiated hereunder and not completed at the time of termination and to the representations, warranties and indemnities given by the Customer or CSFB, which shall survive termination.

19.2 Fees will be calculated to the day the Property has been transferred and will be payable (together with any Value Added Tax) on the day of such expiry. All remedies hereunder shall survive the termination of the Agreement.

19.3 Upon termination of CSFB's appointment as custodian and closure of the Custody Account and the Cash Balance, CSFB shall deliver to the Customer, as the Customer may direct in writing, the balance of the Property. PROVIDED THAT, any re- registration of Securities pursuant to such termination will only be effected by CSFB at the request of the Customer, and shall be effected by CSFB in each case at the expense and risk of the Customer, as soon as reasonably practicable after termination.

19.4 The obligation of CSFB in Clause 19.3 of the Custodianship Terms and in any other event when the Customer requests a transfer or delivery of the Securities is subject:

         (i) in the case of the Securities to clearance or settlement requirements under the rules of any exchange and applicable law, and to reasonable notice having been given to and received by CSFB; and

         (ii) to the rights and remedies of CSFB under Clause 11 of the Custodianship Terms;

         PROVIDED THAT CSFB may make such arrangements as it deems appropriate and at the Customer's expense in order that prompt delivery may be made.

19.5 The Customer shall bear all costs and risks of delivery to it or to its order, whether upon termination or otherwise subject to Clause 11.4.


20.      NOTICES

         All notices to be given hereunder shall be in writing in the English language and shall be delivered personally or sent by air mail or by tested telex or in the case of notices by telefax, and (unless another address, telex number, telefax number or contract is specified in writing by the party to whom such notice is to be given) delivered (as appropriate) to the address of either party mentioned below using the following telex number and telefax number, and marked for the attention of the following contact.

         CREDIT SUISSE FIRST BOSTON

         Address:                   P.O. Box 900, 8070 Zurich

         Telex number:              812 412 CSFB CH

         Telefax number:            41 1 332 92 63

         Contact:                   Mr. Michael G. Pribram, Director, Dept. Xwm


         CREDIT SUISSE FIRST BOSTON (MOSCOW) LTD.

         Address:                   5 Nikitskiy Pereulok, 103009 Moscow

         Telex number:              412 326 CSMO RU

         Telefax number:            501 967 88 89

         Contact:                   Mr. Bruce Lawrence


         THE BAUPOST FUND

         Address:                   44 Brattle Street, P.O. Box 381288,
                                    Cambridge, MA 02238

         Telex number:

         Telefax number:            617 876 0930

         Contact:                   Mr. David Morris

         Phone:                     617 497 6680

         In the absence of evidence of earlier receipt, any notice shall be deemed to have been duly given:

         (a) if delivered personally, when left at the address referred to above;

         (b)      if sent by air mail, 7 days after posting;

         (c) if sent by tested telex, when the proper answer-back is received; and

         (d) if sent by telefax, on the date the facsimile transmission is received by a responsible employee of the recipient in legible form, it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's telefax machine.


21.      ANNUAL CERTIFICATE

         CSFB shall deliver annually upon demand to Customer a certificate dated the date of delivery, certifying that CSFB has, since the date of these Custodianship Terms or the date of the last certificate issued, complied with the terms and conditions of these Custodianship Terms and that CSFB's representations and warranties in Sections 7 and 14 of these Custodianship Terms continue to be true and correct.


22.      ENTIRE AGREEMENT; AMENDMENT

         The Custodianship Terms shall supersede any existing agreements between the parties relating to the subject matter hereof. The Custodianship Terms may only be amended by agreement in writing signed by both parties.


23.      HEADINGS

         Headings will not affect the construction of the Custodianship Terms.

24.      GOVERNING LAW AND JURISDICTION

         The  Custodianship   Terms  shall  be  governed  by  and  construed  in
         accordance with the exclusive laws of Switzerland. The parties hereto hereby irrevocably submit for all purposes of or in connection with the Custodianship Terms to the exclusive jurisdiction of the Courts of Zurich.


25.      INVALIDITY OF ANY PROVISION

         If any of the provisions of the Custodianship Terms become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.


26.      DECLARATION OF TRUST

         A copy of the Declaration of Trust of The Baupost Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of or arising out of this instrument are not binding on the Trustees or Beneficiaries individually, but only upon the assets and property of The Baupost Fund.


THE BAUPOST FUND                        CREDIT SUISSE FIRST BOSTON

DATE: February 27, 1997                 DATE: February 25, 1997

PLACE: Cambridge, MA                    PLACE: Zurich

/s/ Seth Klarman                        /s/ Michael Pribram   /s/ Susan Brealey
-----------------------------           -------------------   ------------------
Seth Klarman                            Michael Pribram       Susan Brealey
                                        Director              Associate
ANNEXES
- RISK DISCLOSURE STATEMENT
- FEE SCHEDULE

                            RISK DISCLOSURE STATEMENT

POLITICAL RISK

Russia has over recent years undergone substantial political change from communist rule to the early stages of pluralist democracy. The relative infancy of this system renders it more vulnerable in the face of economic hardship, public unrest or popular dissatisfaction with reform, political or diplomatic developments, social, ethnic or religious instability or changes in government policies, which could in turn lead to a reversal of some or all of the democratic reforms, a backlash against western investment and possibly even a return to a centralized planned economy and state ownership of assets. This could involve the compulsory reacquisition, nationalization or expropriation of foreign-owned assets without adequate compensation, or the restructuring of particular industry sectors in a way which could adversely affect private investors in such sectors.

ECONOMIC RISK

The planned economies of the former Soviet Union countries were run with qualitatively different aims and assumptions from those prevalent in a market system, and were generally oriented overwhelmingly towards other communist states, whose needs have now changed. Telecommunications generally are poor, and banks and other financial systems are not well developed or well regulated. Russia has a limited supply of domestic savings, and businesses can experience difficulty in obtaining working capital. It also has considerable external debt, which affects the proper functioning of its economy with a corresponding adverse impact on the performance of its market. The lack of a fair and economically-rational tax regime presents the attendant risk of sudden imposition of arbitrary or onerous taxes, which could adversely affect foreign investors. Inter-enterprise indebtedness has become a macro- economic issue, and organized crime and official corruption have in some cases become a feature of business life. Businesses in Russia have a limited operating history in market conditions. Accordingly, when compared to western companies, such businesses are characterized by a lack of management experienced in the market conditions and a limited capital base with which to develop their operations. Further, environmental and toxic waste issues loom large in this part of the world, with the potential for substantial clean-up costs, resource impairment and financial liability. Contractual protection against these economic risks may prove problematic as insurance may be both expensive and difficult to obtain in these volatile environments.

MARKET RISKS

The securities market of Russian is in the early stages of its development and generally lacks the levels of transparency, liquidity, efficiency and regulation characteristic of the more developed western markets. Standard practices, market customs and usage have yet to evolve and be readily identifiable as such by market participants. There is limited trust in financial institutions and their credit rating may not be high. Government supervision of securities markets, investment intermediaries and of quoted companies is considerably less well developed than in many western countries and, in some cases, effectively non-existent. Where a system of regulation is present, it may lack any, or any adequate mechanism to enforce compliance by participants. The general lack of a developed underwriting regime in Russia has impeded the proliferation of equity offerings, and the valuation of both enterprises and securities has proved problematic in the absence of efficient secondary markets. Many regulations are unclear in their scope and effect, and there is a greater risk than in more developed economies of activities conducted in good faith on the basis of professional advice subsequently being regarded as not in compliance with fiscal, currency control, securities, corporate or other regulatory requirements.

LEGAL RISKS

Russia does not have a mature legal system comparable to those of more developed western countries. The process of legal reform may not always coincide with market developments, resulting in ambiguities and anomalies, and ultimately, increased investment risk. Legislation to safeguard rights of private ownership and control as well as intellectual property may not yet be in place, and there is a risk of conflicting local regional and national rules and regulations. Laws and regulations governing investment in securities markets may not exist or may be subject to inconsistent or arbitrary interpretation or application. Both the independence of the judicial systems, and their immunity from economic, political and nationalistic influences, remain largely untested. Judges and courts are generally inexperienced in the area of business and corporate law, and the prevalence of civil law systems means that judicial precedents have no binding effect on subsequent decisions, leaving companies at the mercy of the legislatures. There is no guarantee that a foreign investor would obtain effective redress in the local courts in respect of a breach of local laws or regulations, or in an ownership dispute (see below).

TAXATION RISKS

The taxation risks of investing in Russia can be substantial. There is a risk that effecting transactions in Russian securities will require registration with the Russian tax authorities and could subject the investor to liability for imputed Russian income. In addition, obtaining the benefits of any relevant tax treaties can be extremely difficult due to the documentary requirements imposed by the Russian authorities. A recent instruction of the State Tax Service mandates full withholding regardless of tax treaty status and requires the recipient to seek to obtain a refund for withholding in excess of treaty amounts. Further, the taxation system in Russia is at an early stage of development and is subject to varying interpretations, frequent changes and inconsistent enforcement at the federal, regional and local levels. In certain instances, new taxes have been given retroactive effect.

SHAREHOLDER RISKS

Rules in Russia regulating ownership and corporate governance of domestic companies (for example, requiring the disclosure of a significant stock purchase, or a majority shareholder to make a general offer to other shareholders) may not exist or may confer little protection on minority shareholders. Disclosure and reporting requirements in general, from annual and quarterly reports to prospectus contents and delivery requirements, range from minimal to non-existent. Anti-fraud and anti-insider trading legislation is generally rudimentary. There may be no prohibitions or restrictions under local laws on the ability of management to terminate existing business operations, sell or otherwise dispose of their company's assets, or otherwise to materially affect the value of the company without the consent of its shareholders. Anti-dilution protection may also be very limited. There is generally no concept of any fiduciary duty on the part of the management or the directors to the company or the shareholders as a whole. Redress for violations of shareholders rights may be difficult in the absence of a system of derivative or class action litigation.

Annex to the General Terms and Conditions of the Custodianship Service signed between Credit Suisse First Boston and The Baupost Fund, February 27, 1997.



                                  FEE SCHEDULE

                                       FOR

                                THE BAUPOST FUND

Credit Suisse First Boston in Zurich serviced by Credit Suisse First Boston (Moscow) Ltd. for Russian securities

SAFE CUSTODY AND ADMINISTRATION FEES FOR EQUITIES
25 Basis Points p.a. (USD 2.00 per USD 1'000.--)              calculated on the market value at the end of each
                                                              month and claimed quarterly.

SAFE CUSTODY AND ADMINISTRATION FEES FOR MIN. FIN. BONDS
20 Basis Points p.a. (USD 2.00 per USD 1'000.--)              calculated pro rata on the average nominal
                                                              value and claimed quarterly.

TRANSACTION CHARGES FOR EQUITIES
USD 200. -- per transaction                                   to be claimed quarterly.

TRANSACTION CHARGES FOR MIN. FIN. BONDS
USD 100. -- per transaction (inclusive of VTB,
CSFB (Moscow) Ltd. fees & expenses)                           to be claimed quarterly.

ACCOUNT OPENING FEE
USD 2'000. - per account                                      to be claimed as incurred.

USE OF REGISTRAR AGREEMENTS
USD 2'500. --                                                 one-time only fee for use of any agreement.

MONTHLY STATEMENT
No charge

OUT OF POCKET EXPENSES
Expenses include, but are not limited to, travel expenses, registration fees for shares, transportation and insurance costs, communication charges of third parties and value added tax, and will be charged as incurred.

If Credit Suisse First Boston or its delegate has performed its obligations in accordance with the Custodianship Terms and with the applicable market practices in Russia, and has incurred costs and expenses which are not covered by this Fee Schedule, the Primary Custodian will nevertheless be obligated to reimburse CSFB for these costs and expenses to their full extent as invoiced.

All fees, charges and expenses herein will be invoiced in US Dollars by Credit Suisse First Boston in Zurich and shall be paid to Credit Suisse First Boston in New York in favour of Credit Suisse First Boston, Zurich, Dept. Xwm.

This Fee Schedule will be valid until December 31, 1997.

THE BAUPOST FUND                                      CREDIT SUISSE FIRST BOSTON

PLACE/DATE:                                           PLACE/DATE:

Cambridge, MA  February 27, 1997                      Zurich   February 25, 1997
--------------------------------                      --------------------------